Exhibit 99.1

Contacts:
Dan Darazsdi
+910 558 7915
dan.darazsdi@wilm.ppdi.com

Craig Eastwood
+910 558 7585
craig.eastwood@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

Highlights:

•	EPS of $0.41, a 13.9 percent increase over Q2 2007

•	Development segment net revenue growth of 17.1 percent over Q2 2007

•	Significant sequential expansion of development segment operating margin

WILMINGTON, NC, July 22, 2008 - PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the second quarter ended June 30, 2008.

PPD recorded net revenue of $407.0 million for the second quarter of 2008, an increase of 16.3 percent over net revenue of $350.0 million for the second quarter of 2007. Income from operations for the second quarter 2008 was $70.7 million, compared to income from operations of $61.1 million for the same period in 2007.

Second quarter 2008 earnings per diluted share were $0.41, compared to earnings per diluted share of $0.36 for the same period last year. Second quarter 2008 earnings per diluted share included a reimbursement of $1.9 million, net of tax, related to the investment impairment recognized in the first quarter of 2008.

Segment Performance

Development segment net revenue for the second quarter of 2008 was $370.6 million, an increase of 17.1 percent over the same period in 2007. Development segment income from operations for the second quarter of 2008 was $72.7 million, compared to $64.8 million for the same period in 2007. Development segment operating margin for the second quarter of 2008 was 18.1 percent compared to 15.5 percent for the first quarter of this year, an increase of more than 250 basis points.

Discovery sciences segment net revenue for the second quarter of 2008 was $4.3 million, compared to $4.5 million in the same period last year. Discovery sciences segment loss from operations for the second quarter of 2008 was $2.0 million, compared to a loss from operations of $3.7 million for the second quarter of 2007. The loss for the second quarter of 2008 was lower than the prior year loss due primarily to a decrease in research and development expenditures.

Other Financial Information

New business authorizations for the second quarter of 2008 totaled $552.1 million, a 16.7 percent year-over-year increase. The cancellation rate for the second quarter of 2008 was 26.2 percent, resulting in a book-to-bill ratio of 1.09 for the quarter. The year-to-date (YTD) book-to-bill ratio was 1.30. Backlog at June 30, 2008 was $2.87 billion, a year-over-year increase of 20.4 percent.

YTD days sales outstanding (DSO) at June 30, 2008, were 45.7 days, compared to YTD DSO at December 31, 2007, of 50.8 days. Second quarter 2008 cash flow from operations was $60.1 million. At June 30, 2008, PPD had $597 million in cash, cash equivalents, and short- and long-term investments, after giving effect to the payment of the company’s dividend and the repurchase of PPD shares during the quarter under its previously announced share repurchase program. The effective tax rate for the second quarter 2008 was 35.8 percent.

“I am very pleased with our financial and operating performance for the quarter,” said Fred Eshelman, chief executive officer of PPD. “The management team made substantial progress on various internal initiatives, as evidenced by the expansion in our development segment operating margin, robust cash flow, improved DSO and solid earnings.” Eshelman added, “We believe the market for CRO services is strong, even though our new authorizations came in lower than expected for the quarter. Request-for-proposal volume remains high, and we will continue to focus our efforts on operational excellence and sales execution.”

Commenting on compound partnering, Eshelman said, “We continue to evaluate the future of PPD’s statin program and await news from the regulators on alogliptin and dapoxetine.”

PPD will conduct a live conference call and audio webcast tomorrow, July 23, 2008, at 9:00 a.m. ET to discuss its second quarter 2008 results. A Q&A session will follow. To access the webcast, please visit http://www.ppdi.com and follow the directions under the Investor Presentations & Events link in the Corporate section of the PPD Web site. A replay of the webcast will be available shortly after the call. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial number:

Participant toll free dial in:	+877 644 0692 (U.S./Canada)
+706 634 2439 (International)
Conference ID:	54570429

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 31 countries and more than 10,400 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: general economic conditions; outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; competition within the outsourcing industry; success in sales growth; loss of large contracts; increased cancellation rates; risks associated with acquisitions and investments, such as impairments; risks associated with the development and commercialization of drugs, including R&D expense, earnings dilution and obtaining regulatory approvals; failure or refusal of the FDA to approve the NDA for alogliptin; risks associated with and dependence on collaborative relationships; currency fluctuations; the ability to attract and retain key personnel; rapid technological advances that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

Confidential	22-Jul-2008

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenue:
Development	$370,648	$316,527	$718,446	$616,683
Discovery Sciences	4,258	4,500	24,025	8,883
Reimbursed out-of-pockets	32,110	28,943	60,791	56,656

Total net revenue	407,016	349,970	803,262	682,222

Direct costs:
Development	183,546	157,515	360,736	309,430
Discovery Sciences	2,617	2,462	5,325	4,820
Reimbursable out-of-pocket expenses	32,110	28,943	60,791	56,656

Total direct costs	218,273	188,920	426,852	370,906

Research and development	1,924	3,963	6,254	5,868
Selling, general and administrative	101,097	82,149	200,027	157,887
Depreciation and amortization	14,979	13,843	29,850	26,429
Impairment of intangible asset	—	—	1,607	—

Income from operations	70,743	61,095	138,672	121,132

Reimbursement on (impairment of) investments	2,976	—	(13,343)	—
Other income, net	2,555	4,015	8,272	8,574

Income before income taxes	76,274	65,110	133,601	129,706
Income tax expense	27,268	22,463	44,466	45,072

Net income	$49,006	$42,647	$89,135	$84,634

Net income per share:
Basic	$0.41	$0.36	$0.75	$0.72

Diluted	$0.41	$0.36	$0.74	$0.71

Dividends declared per common share	$0.10	$0.03	$0.20	$0.06

Weighted average number of shares outstanding:
Basic	119,195	118,265	119,285	118,071

Diluted	120,707	119,770	120,840	119,585

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2008	December 31, 2007
Cash, cash equivalents, short-term and long-term investments	$596,956	$502,384
Accounts receivable and unbilled services, net	482,665	481,477
Total assets	1,827,099	1,684,375
Unearned income	246,876	205,779
Shareholders' equity	1,221,169	1,150,096

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents, short-term investments and long-term investments categories

	June 30, 2008	December 31, 2007
Cash and cash equivalents	$441,185	$171,427
Auction Rate Securities	128,181	209,475
Other municipal debt securities	22,690	111,230
Other securities	4,900	10,252

	$596,956	$502,384